Exhibit 10.23

TIPPT Media Inc.

AMENDED AND RESTATED PROMISSORY NOTE

New York, New York May 14, 2012	$1,200,655.99

FOR VALUE RECEIVED, on December 23, 2016 (the “Maturity Date”), TIPPT Media Inc., a Delaware corporation (the “Borrower”), with its offices at 116 West 23rd Street, New York, NY 10010, promises to pay to the order of FUNCTION(X) INC., a Delaware corporation (the “Lender”) at its offices at 902 Broadway, 11th Floor, New York, New York 10010, or at such other place as the Lender may designate in writing, the aggregate amount of all Advances (as defined below), plus accrued and unpaid interest thereon.  The aggregate amount of all Advances hereunder shall not exceed One Million Two Hundred Thousand Six Hundred Fifty-Five Dollars and Ninety-Nine Cents ($1,200,655.99).

This Amended and Restated Promissory Note (this “Promissory Note”) amends and restates that certain Line of Credit Grid Promissory Note, dated as of December 23, 2011 (the “Original Note”).  The Borrower issued the Original Note on December 23, 2011 in favor of the Lender, and as of the date of this Promissory Note, there remains outstanding $700,655.99 (the “Outstanding Principal Amount”) under the Original Note.  Upon execution hereof, the Original Note will be deemed amended and restated hereby, the Outstanding Principal Amount and accrued interest and other amounts due under the Original Note shall be evidenced hereby and the Outstanding Principal Amount shall constitute and be deemed the initial advance under this Promissory Note (the “Initial Advance”).  In addition, the Lender shall make an additional advance (the “Additional Advance”) to Borrower in the amount of $500,000.  The Initial Advance, together with the Additional Advance hereunder, shall be referred to as the “Advances.” The parties agree that Lender will disburse the Additional Advance as follows: (a) first, to make payments of expenses on behalf of the Borrower, as set forth on Exhibit A, and (b) the balance, directly to the Borrower.

The Original Note was issued pursuant to that certain Line of Credit Agreement, dated as of December 23, 2011, by and between Borrower and Lender (the “Line of Credit Agreement”).  Upon the execution hereof, the Line of Credit Agreement is hereby terminated.  Accordingly, the amounts outstanding under the Line of Credit Agreement will be the Initial Advance hereunder, and the Lender shall have no further obligation to fund any amounts to Borrower pursuant to the Line of Credit Agreement.

1.           Interest.  (a)  Borrower will pay interest on each of the unpaid Advances outstanding under this Promissory Note from the date such Advance is made by Lender until the date that such Advance is paid in full.  The Advances shall be deemed to have been made on the date this Promissory Note is executed.  Interest shall accrue at the compounded interest rate computed quarterly equal to four percent (4%) per annum.  Interest shall be computed on the basis of a 365 day year for actual days elapsed, but in no event higher than the maximum rate permitted under applicable law.

(b)           Borrower will pay interest, calculated at the rate set forth above, upon the Maturity Date.  In addition, Borrower will pay a default rate for late charges (the “late charges”) equal to four percent (4%) per annum in excess of the rate set forth herein on the unpaid amount of all Advances and all accrued interest thereon which has not been paid when due hereunder.  Notwithstanding the foregoing however, in no event shall interest exceed the maximum legal rate permitted by law.  All payments, including insufficient payments, shall be credited, regardless of their designation by Borrower, first to outstanding late charges or other amounts due hereunder, then to interest and the remainder, if any, to principal.

2.           Mandatory Prepayment.  If at any time after the date hereof, the Borrower raises a cumulative amount of capital, whether through one or more transactions after the date hereof, by issuing Securities (as defined below) of at least an aggregate of Twenty Million Dollars ($20,000,000.00) (which amount is herein the “Target Amount”), the Maturity Date of this Promissory Note shall be adjusted and accelerated to occur simultaneously with the closing of the capital raise in which Borrower has reached the Target Amount and on such date the entire outstanding amount of all Advances hereunder, together with all accrued and unpaid interest thereon and any other late charges or amounts due hereunder, shall become immediately due and payable.  For purposes hereof, “Securities” shall mean any stock or other equity securities of the Borrower, or any debt instrument, such as a note or line of credit.

3.           Optional Prepayment.  The Borrower may, upon prior notice to the Lender not later than the 12:00 Noon, New York City time on the 5th business day prior to the date of prepayment, prepay all or any portion of the then outstanding amount of all Advances, in whole or in part, without premium or penalty.  Each such notice of prepayment given pursuant to this Section 3 (each a “Notice of Prepayment”) shall specify the prepayment date and the principal amount of this Promissory Note to be prepaid.  If a Notice of Prepayment is given, the Borrower shall make such prepayment and the prepayment amount specified in such Notice of Prepayment shall be due and payable on the date specified therein.  Any repayment or prepayment of any principal shall be accompanied by and late charges or other amounts then due hereunder, together with accrued interest on the principal amount repaid or prepaid.  Upon any such prepayment, the amount of the Advances outstanding under this Promissory Note shall be reduced to reflect the amount of Advances so pre-paid.

4.           Events of Default.  Lender may demand payment of the entire unpaid amount of all Advances hereunder, together with all accrued and unpaid interest thereon, at the option of the Lender, at any time and from time to time in the Lender’s sole and absolute discretion, upon the occurrence and continuance of any one or more of the following events (each an “Event of Default” and collectively, the “Events of Default”): (a) the non-payment of any of the obligations hereunder on the date such payment is due and payable; (b) dissolution or liquidation, as applicable, of the Borrower; (c) any petition in bankruptcy being filed by or against the Borrower or any proceedings in bankruptcy, or under any Acts of Congress or similar applicable state law relating to the relief of debtors, being commenced for the relief or readjustment of any indebtedness of the Borrower either through reorganization, composition, extension or otherwise; provided, however, that Borrower, as the case may be, shall have a sixty (60) day grace period to obtain the dismissal or discharge of involuntary proceedings filed against it; (d) the making by the Borrower of an assignment for the benefit of creditors, calling a meeting of creditors for the purpose of effecting a composition or readjustment of its debts, or filing a petition seeking to take advance of any other law providing for the relief of debtors; or (e) the appointment of any receiver of any material property of the Borrower.

5.           Governing Law.  This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its rules on conflicts of laws and for the performance of obligations wholly within such state.

6.           No Waiver.  No failure or delay on the part of the Lender in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder.  The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

7.           Costs and Expenses.  Borrower shall reimburse the Lender for all costs and expenses incurred by the Lender in connection with the collection of and enforcement of this Promissory Note or any document, instrument or agreement relating thereto.

8.           Amendments.  No amendment, modification, or waiver of any provision of this Promissory Note nor consent to any departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.           Successors and Assigns.  This Promissory Note shall be binding upon Borrower and its heirs, legal representatives, successors and assigns and the terms hereof shall inure to the benefit of the Lender and its successors and assigns, including subsequent holders hereof

10.           Severability.  The provisions of this Promissory Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Promissory Note in any jurisdiction.

11.           Entire Agreement.  This Promissory Note sets forth the entire agreement of Borrower and the Lender with respect to this Promissory Note and may be modified only by a written instrument executed by Borrower and the Lender.

12.           Headings.  The headings herein are for convenience only and shall not limit or define the meaning of the provisions of this Promissory Note.

13.           Jurisdiction; Service of Process.  Borrower agrees that in any action or proceeding brought on or in connection with this Promissory Note (i) the Supreme Court of the State of New York for the County of New York, or (in a case involving diversity of citizenship) the United States District Court in the Southern District of New York, shall have jurisdiction of any such action or proceeding, (ii) service of any summons and complaint or other process in any such action or proceeding may be made by the Lender upon Borrower by registered or certified mail directed to Borrower at its address referenced above, Borrower hereby waiving personal service thereof and (iii) within thirty (30) days after such mailing Borrower shall appear or answer to any summons and complaint or other process, and should Borrower fail to appear to answer within said thirty day period, it shall be deemed in default and judgment may be entered by the Lender against Borrower for the amount as demanded in any summons or complaint or other process so served.

14.           WAIVER OF THE RIGHT TO TRIAL BY JURY.  BORROWER AND, BY ITS ACCEPTANCE HEREOF, THE LENDER, HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, IN ANY MANNER CONNECTED WITH THIS PROMISSORY NOTE OR ANY TRANSACTIONS HEREUNDER.  NO OFFICER OF THE LENDER HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

TIPPT Media, Inc.

By:	/s/ David Parker
Name: David Parker
Title: CEO

Agreed:

Function(x) Inc.

By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President

Exhibit A

Disbursements of Additional Advance

1.           $57,474.46 payable to Ambrose for payroll that will be paid to employees on May 15, 2012.

2.           $8,156.74 payable to Office Select for May rent at 116 West 23rd Street, New York, NY 10010.

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